UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 7, 2008

Immunomedics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-12104	61-1009366
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 American Road, Morris Plains, New Jersey	07950
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (973) 605-8200

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

On May 7, 2008, Immunomedics, Inc., a Delaware corporation (the "Company"), issued a press release to report the Company's financial results for the quarter ended March 31, 2008. The full text of the press release is attached to this current report on Form 8-K as Exhibit 99.1.*

Item 2.06. Material Impairments.

The Company, is also filing this Current Report on Form 8-K in connection with the recent developments regarding the market for, and its holdings of, auction rate securities ("ARS"). As of March 31, 2008, the Company held eight auction rate securities with a par value of $29.0 million, which are classified as short-term investments on the consolidated balance sheet. The ARS held are all AAA rated collateralized by student loans guaranteed by the U.S. government under the Federal Family Education Loan Program and backed by insurance companies. The Company's ARS investments are intended to provide liquidity via an auction process that resets the applicable interest rate at predetermined calendar intervals, allowing investors to either roll over their holdings or gain immediate liquidity by selling such interests at par. ARS have long-term scheduled maturities, but have interest rates that are typically reset at pre-determined intervals, (every 28 days for the securities purchased by the Company), at which time the securities can typically be purchased or sold, creating a liquid market. Due to an active secondary market for such investments, the rate reset for each instrument is an opportunity to accept the reset rate or sell the instrument at its face value in order to seek an alternative investment. In the past, the auction process has allowed investors to roll over their holdings or obtain immediate liquidity by selling the securities at par. The Company does not intend to hold these securities to maturity, but rather to use the interest rate reset feature to provide the opportunity to maximize returns while preserving liquidity.

These securities are classified as short-term investments in current assets on the Company's consolidated balance sheet. To date the Company has collected all interest payable on all ARS when due and expects to continue to do so in the future. Until February 2008, the ARS market was highly liquid. During the week of February 11, 2008, a substantial number of auctions "failed," meaning that there was not enough demand to sell the entire issue at auction. The recent uncertainties in the credit markets have affected the Company's holdings in ARS investments as the auctions for these securities have failed to settle on their respective settlement dates. Consequently, the investments are not currently liquid and the Company will not be able to access these funds until a future auction of these investments is successful or a buyer is found outside of the auction process.

As part of the Company's preparation and review of its financials for the quarter ended March 31, 2008, the Company reviewed ARS for impairment in accordance with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, and related guidance issued by the FASB and SEC in order to determine the classification of the impairment as "temporary" or "other-than-temporary." As a result of the Company's assessment of a number of factors, including without limitation, market conditions and the credit quality of these securities, on May 1, 2008 the Company determined that the estimated fair value no longer approximates par value, although we continue to earn interest on the current auction rate security investments at the maximum contractual rate. Accordingly, the Company recorded an other than temporary impairment charge of $2.2 million to reduce the value of the ARS to their estimated fair value of $26.8 million. The Company has been offered a line of credit of up to $15.0 million with a financial institution, secured by its marketable securities, and is currently negotiating the specific terms of the agreement. The Company has consulted with its financial advisors and has accepted a tender offer to convert $6.0 million of the marketable securities at par value plus accrued interest payable to the expected settlement date, May 21, 2008, which we expect will reduce the maximum principal amount under the proposed line of credit to $9.0 million.

This current report on Form 8-K, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding financing transactions and out-licensing arrangements (including the timing and amount of contingent payments), clinical trials, patent protection, forecasts of future operating results, and other capital raising activities, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, risks associated with new product development (including clinical trials outcome and regulatory requirements/actions), the Company's dependence on its licensing partner for the further development of epratuzumab for autoimmune indications, competitive risks to marketed products and availability of required financing and other sources of funds on acceptable terms, if at all, as well as the risks discussed in the Company's filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

Item 9.01. Financial Statements and Exhibits.

(d)        Exhibits.

Exhibit No.	Description

99.1	Press Release of Immunomedics, Inc. dated May 7, 2008 reporting its financial results.

* The information in this Form 8-K shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Immunomedics, Inc. (Registrant)
May 8, 2008 (Date)	/s/ CYNTHIA L. SULLIVAN Cynthia L. Sullivan President and Chief Executive Officer